Exhibit 99.1

Operator

Good day ladies and gentlemen, and welcome to the Cardiovascular Systems Incorporated October 6 conference call. My name is Stacey and I will be your conference moderator for today.

At this time, all participants are in a listen-only mode. We will conduct a question-and-answer session towards the end of the conference. (Operator Instructions). As a reminder, this conference call is being recorded for replay purposes.

I would now like to turn the presentation over to your host for today to Mr. Larry Betterley, CFO. Please proceed.

Larry Betterley - Cardiovascular Systems Inc. - CFO

Thank you, Stacey. Good afternoon and thank you for joining us on such short notice. With me is Dave Martin, CSI President and CEO, who will discuss today’s announcement in greater detail.

Before we begin, I’d like to remind you that, during the course of this call, we will make forward-looking statements. These forward-looking statements are covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995 and include statements regarding CSI’s future financial and operating results or other statements that are not historical facts. Actual results could differ materially from those stated or implied due to certain risks and uncertainties, including those described in our most recent Form 10-K and subsequent quarterly reports on Form 10-Q. CSI disclaims any duty to update or revise our forward-looking statements as a result of new information, future events, developments, or otherwise.

This afternoon, we announced preliminary revenue for the first quarter of fiscal 2012 of approximately $18.7 million, which is 3% greater than the $18.2 million posted in last year’s first quarter. Device unit sales were similar to last year at nearly 5300 devices, bringing the total number of devices sold life-to-date to over 71,000 units.

We added 41 new accounts this quarter, compared to 56 last year. Reorder revenue was 94% of total revenue. The revenue level for the quarter is below our expectations and is obviously disappointing for us. However, we believe the low growth is temporary and we still anticipate double-digit sales growth for the full year.

We expect a first-quarter net loss between $3.9 million and $4.2 million, or $0.22 to $0.24 per common share, including approximately $400,000, or $0.02 per common share, of expenses related to conversion and valuation changes of convertible debt. This range is slightly below our previous guidance for the quarter and is an improvement from prior year’s first-quarter net loss of $4.3 million, or $0.28 per common share.

We also finished the quarter with a substantial cash position of nearly $23 million.

These results are preliminary and subject to CSI and our independent auditors completing customary quarter review procedures. We will update our full-year fiscal 2012 guidance and provide guidance for the second quarter of fiscal 2012 during our regular first-quarter earnings announcement expected to be in early November.

I’ll now turn the call over to Dave for additional comments on the quarter. Dave?

Dave Martin - Cardiovascular Systems Inc. - President, CEO

Thank you, Larry. Hello, everyone.

Our Stealth 360° and Diamondback 360° PAD systems are gaining a reputation as an easy-to-use, safe, reliable, and effective treatments that saves limbs and lives. After five consecutive quarters of double-digit revenue growth, CSI’s growth slowed in the fiscal 2012 first quarter, as today’s release indicates. While we are still reviewing the results, we believe several factors disrupted the growth in the short term but will lead to higher revenue growth in the future. Let me review each factor and its effect on our company.

First, peripheral arterial disease procedures are shifting from hospitals to physician office-based labs. This transition is expected to lead to a higher number of PAD procedures performed in the future and additional access for the 3 million people diagnosed annually.

In the short term though, hospital-based procedures and related purchases declined. Concurrently, purchases in the new office based labs are lagging due to the time dedicated to establish those facilities and to their limited cash resources which constrain inventory levels. Sales to these labs are also highly competitive, which extends selling cycles. We continue to lead with a long-term approach of providing superior technology and clinical science in the face of aggressive discounting and terms by competitors.

Second, customer demand for conversion to the Stealth 360° PAD System was stronger than expected. The Stealth 360° customer base grew more than 120% to 240 accounts this quarter. This higher demand consumed selling time as sales professionals installed the new device in accounts. Additionally, purchases temporarily slowed as customers transitioned inventory between product lines. The Stealth 360° five crown configuration is significantly fewer than the Diamondback’s 13 configurations, reducing the number of devices a customer needs to have in inventory.

Third, significant changes are underway in CSI’s sales and marketing. With the May 2011 addition of Kevin Kenny as Executive Vice President of Sales and Marketing, many upgrades to our Sales and Marketing organization and our programs are in progress. These initiatives include management and professional staff additions and changes, and upgrades in customer programs, including physician education and training. These changes are necessary to build the foundation for higher growth in the future but are disruptive initially. Kevin has more than 20 years of medical device industry experience, including senior positions with a major Medtronic division. He has the management skills to bring out the best in our sales staff and develop processes to efficiently scale our commercial organization for future growth.

Finally, a general decline in PAD procedures occurred. Typically, PAD surgical procedures slow down in the summer months. Several sources indicate the decline was more significant in the beginning of this quarter than usual. While we do not believe this is a major cause for CSI’s lower revenue in the quarter, it likely heightened the effect of the factors we’ve identified.

I want to emphasize that we believe the low first-quarter revenue growth is temporary and we still expect to achieve double-digit revenue growth for the full fiscal year. In fact, revenue in the month of September improved significantly as the short-term effect of these factors began to subside, growing 14% over September last year.

We remain confident of the strength of our Stealth 360° in an underserved PAD market. CSI is leading the industry in providing physicians with technology, and clinical and scientific data they need to provide optimal patient outcomes. The wealth of our prospective clinical data, over 3000 patients and 5000 lesions accumulated to date demonstrates the safety and long-term efficacy of our technology. Our ability to treat PAD throughout the leg in fibrotic and calcified lesions, in vessels large and small, and in previously untreatable disease will sustain our growth for the long term.

Now, we’d like to open it up to questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). Ben Andrew, William Blair.

Ben Andrew - William Blair & Co. - Analyst

Good afternoon. So, Dave, talk a little bit about the salesforce changes you allude to. You know, has there been some headcount — some turnover, reorganization of account structures? I mean what could cause or could contribute to that level of disruption as one element of what sounds like what is going on here?

Dave Martin - Cardiovascular Systems Inc. - President, CEO

Yes, a couple of things. One is we brought physician training to kind of almost a — I won’t say standstill, but we poised ourselves for growth. We’ve got a Medical Education Director in the Company. We’ve hired a Clinical Science Director in the Company. So we’ve got some new important heads who are putting together programs that will allow us to scale our physician training.

On the sales side, we did reorganize. We’ve got players in opportune places. We did have a few management changes. We also had a few management additions as Kevin brings in his systems and processes – and puts us in a position to scale over the coming years.

Ben Andrew - William Blair & Co. - Analyst

So maybe I’m — maybe help me understand what changes you’re making that would cause you to slow down training? Was it a re-evaluation of the way you’ve been training and the need to rebuild that that has led to a short-term slowdown, or is this kind of a new perspective?

Dave Martin - Cardiovascular Systems Inc. - President, CEO

Yes, previously training was less than targeted. We’re moving to a more targeted approach. Also, we’ve got distinct advantages now that the science has emerged that we have the first device that allows physicians to routinely treat below the knee and intervene on tibials. Our faculty and our external science team are pointing us to different subject matter and different ways to train physicians in that way.

We found that we fell behind company capability-wise to do that and that’s why the new Science Director, the new Medical Education Director dedicated posts that we just didn’t have before. So we’ve gone from kind of incidental training to now a system of training going forward. We’ll be able to train people more substantially with different and deeper content with our expanded faculty, and we think it will be a long-term plus.

Ben Andrew - William Blair & Co. - Analyst

So I guess what I am confused by is if you try to attribute the miss in the quarter versus kind of your baseline trajectory, even looking at the sequential quarters or whatever you want to look at, how do you break that down? Would you attribute that primarily to this change in training activity, or would you attribute it to competitive behavior? Try to rank that for us.

Dave Martin - Cardiovascular Systems Inc. - President, CEO

Yes, it was multivariable. One, the biggest trend is that physicians from our customer base left their hospitals to set up the office based labs. In over 50 situations, we had a major user leave to go strike out and set up an office. It makes all the sense in the world as hospitals, as you know, can be bureaucratic. It’s not as patient friendly as we’d like it to be, and we think this is a fantastic opportunity for the more than 3 million people diagnosed every year. We may be able to double, triple, quadruple access for the patient to these procedures over time, but right now the cardiologist in this constrained environment isn’t able to go to a local bank and get $1.5 million to start up their account. So there is some startup trauma. There is some time it takes to set up the equipment and the ability to do procedures. In the meantime, as they set this up, volumes are a little bit down. We think it is a long-term fantastic trend, but in the short-term, it’s a little disruptive.

Ben Andrew - William Blair & Co. - Analyst

But, Dave, those patients have to be treated. So I mean are they just not getting treated this quarter at all? Or because you know — or are they being treated by competitive products or they’re not getting atherectomy because that doc is not doing those cases and they’re either not being treated at all or they’re being treated some other way?

Dave Martin - Cardiovascular Systems Inc. - President, CEO

Yes, and I think you know the answer to that. You know, of the 3 million patients diagnosed every year, 2.3 million are not treated. Only 700,000 hit the interventional queue because, before CSI, the options have been bad.

You know, surgery is still significant. There’s 150,000 amputations, as you know. We’re the first company to bring prolific science to bear in the space. So, one, we’re small, so we are affected by an account — a group of physicians who are dedicated to diseases, numbering over 50 leaving their hospitals. Two, [PAD] patients can stay on medical management. Unfortunately, too many of them do, so that is happening during the summer months.

Ben Andrew - William Blair & Co. - Analyst

Okay, so I mean, again, I’m still confused because those physicians are not acting in their own economic interest if they’re just stopping doing procedures because they’re thinking about setting up a practice. Why wouldn’t they be doing that on the side and continuing to treat those patients? Or is it primarily because competitors have taken share from you?

Dave Martin - Cardiovascular Systems Inc. - President, CEO

Yes, here’s a specific example. So we had a prolific user in a major metropolitan area. He is one of our top 20 users. He stepped out of the hospital. It took three months to get the equipment in his office, and there was a period of two months where he didn’t do any cases. Now he is back in the saddle and that’s a ramp. The challenges of setting up a practice, all the equipment, setting up the financing, the billing, stocking that shelf, I mean we’re hearing about it from these guys. They’re pitched and they’re pressed. It’s a great long-term move, but either requires over $1 million in capital or a relationship with a Fresenius or another partner. NCP is who we work with, so it is a disruption. It’s a commitment of a doctor to move his or her practice, and it’s a trend.

Ben Andrew - William Blair & Co. - Analyst

Okay. Then my last question and I’ll jump off, but the changes to both the sales force and to the local organization — are we done with that and you feel like you’re back to a normal pace which is what gives you confidence that you can do double digit growth? Are we going to see kind of another quarter or two of — I would have to say is material disruption to the operations of the company while you finish that process? Thanks.

Dave Martin - Cardiovascular Systems Inc. - President, CEO

Thanks for that question. The long-term assets are in play. We poured a lot of money and resources into science. We see science and technology as skating to where the puck is going to be, which is outcomes-based medicine, that’s been the right approach. So the science is building. It proves that we’re safe and effective and uniquely effective in certain patient populations, large patient populations, and the technology is great. So that’s where our investments have been, but as we’ve controlled cash over time, you know, we’ve always had a relatively thin sales and marketing effort. We’re not robust. The bench has not been deep and so we focused on the long-term investment and maybe at the expense of the short-term. So we’ve got a sawtooth here.

We do have some talent in the field. We are restructured in both the field and the marketing. Kevin Kenny is an individual that, quite frankly, we just couldn’t have afforded a year ago, but we’ve got him now as an investment behind the knowns, the knowns in science, the knowns in this technology and the fact that this product works every time it’s tried, and so our long-term approach will continue and we will have double-digit growth at year-end.

Ben Andrew - William Blair & Co. - Analyst

Okay, thank you.

Operator

Jose Haresco, JMP Securities.

Jose Haresco - JMP Securities - Analyst

Good afternoon. Just touching on this movement to the office — sorry for all the background noise over here — but could you go into a little bit more detail in terms of I guess if we had to think about that sales cycle, definitely how should we think about that sales cycle? Definitely how should we think about in terms of the resources internally that you have or need — might need to add to tackle that effectively? If we, I guess if we think of case (inaudible) long-term down the line in terms of the cases per account, how does that compare to the hospital-based case volumes per account that you’ve been seeing historically?

Dave Martin - Cardiovascular Systems Inc. - President, CEO

Yes, and Ben asked some similar and great questions. So if you look at the hospital situation, you’ve got maybe four docs in the hospital and one leaves. It takes some time for the hospital to replace that person. Eventually, I think hospitals will continue to dedicate themselves to these patients. Then the physician that leaves, there is some setup time, some investment to get it going. What we’re seeing too is that they’ll do the easiest cases in their offices and the hardest ones in the hospital. But there’s positioning, there is disruption, there’s trauma. In the end though, it’s a great trend for patients. There’s going to be double or more of the access points for patients who are suffering. So we really (technical difficulties).

Another factor is competition is fierce and with the doctors being pressured with setup costs, some of the larger companies have moved to (technical difficulties) — some of the companies have moved to aggressive discounting and bundling.

Now, we believe in our science and we know that we’re really the only safe way to routinely intervene on those vessels that are critical to mobility, outflow to the foot, and long-term durability. So we haven’t followed the price erosion story that some of the other big companies maybe are reactionarily moving to right now in the office based setting. So our long-term approach will continue to be technology and science. We think that outcomes-based medicine will win the day. After some disruption over time of people setting up their offices, it’s going to be a great environment for patients. There may be significantly newer and expanded amount of places for the patient to go.

Jose Haresco - JMP Securities - Analyst

Could you comment on ASPs in the quarter? Could you break out kind of what other revenue was in the — for Q1?

Larry Betterley - Cardiovascular Systems Inc. - CFO

Sure. ASP was pretty strong. It was over $3100 for the quarter, so that held up nicely. The other revenue was about $2.1 million. These are all preliminary numbers, but it should be pretty close.

Jose Haresco - JMP Securities - Analyst

Okay. All right, thank you very much.

Dave Martin - Cardiovascular Systems Inc. - President, CEO

Hey, Jose, you know that $3100, in the discounting in the office space, you know, we’re seeing severe discounting with other players. We really believe in our approach though because there is no other product that can routinely go to the small vessels in the leg and no other product that can routinely treat (technical difficulty) calcium so as physicians move from just the easy cases in their offices to doing all of the cases in their offices, including below the knee, calcified, and the very sick patient, it will be great. There’s no reason for us to chase the discounting story to the extent that other companies are.

Jose Haresco - JMP Securities - Analyst

Does your comment imply then that what you’re seeing in the (inaudible) office based procedure is largely above the knee versus below the knee?

Dave Martin - Cardiovascular Systems Inc. - President, CEO

Yes. It really is. Above the knee is the dominant start-up. It’s the easiest cases. There’s less equipment required and physicians are moving towards outflow, but right now at this early stage with the early setup, they’re either doing those procedures in the hospital or just beginning, and we’re helping them out.

Jose Haresco - JMP Securities - Analyst

Thank you. Again, sorry, for the background (technical difficulty).

Operator

At this time, I’d like to turn the call back over to Mr. Martin for closing remarks.

Dave Martin - Cardiovascular Systems Inc. - President, CEO

Thank you.

First-quarter revenue is undeniably a disappointment, but one that we can attribute to short-term marketplace dynamics and transitions. We have an exciting new product, the Stealth 360°, which we are introducing to our customer base and the broader US market. We continue to generate an impressive level of data through our wide-ranging clinical trial program. Our Sales and Marketing organization is going through some beneficial adjustments to staffing and improved processes. As a result, we expect our revenues to grow substantially for the remainder of the year and achieve double-digit growth for the full fiscal year 2012 over fiscal 2011.

Thank you for joining us today.

Operator

We thank you for your participation in today’s conference. This does conclude your presentation. You may now disconnect and have a great day.